FIRST AMENDMENT TO

TRANSITION AGREEMENT

THIS FIRST AMENDMENT TO TRANSITION AGREEMENT (this “First Amendment”), is made as of September 17, 2024 (the “Amendment Effective Date”), by and between Four Corners Property Trust, Inc. (the “Company”) and Gerald R. Morgan (“Executive”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Transition Agreement (as defined below).

RECITALS

A. The Company and Executive have entered into that certain Transition Agreement, dated March 7, 2024 (the “Transition Agreement”).

B. The parties hereto wish to amend certain terms of the Transition Agreement.

AMENDMENT

The parties hereto hereby amend the Transition Agreement as follows, effective as of the Amendment Effective Date.

1.
Section 1(a). The second sentence of Section 1(a) of the Transition Agreement is hereby deleted and replaced in its entirety as follows:

“Provided Executive is not terminated for Cause (as hereinafter defined) prior to the Effective Date, effective as of the Effective Date, (1) Executive hereby resigns as the Chief Financial Officer of the Company and all other offices, directorships or equivalent positions held at the Company and its subsidiaries and (2) Executive shall remain employed by the Company as an employee at-will on a part-time basis serving in the non-executive officer role of Advisor on the terms contained herein through the earlier of September 30, 2024 and the actual date of Executive’s termination of employment (such period, the “Transition Period” and such earlier date, the “Employment Termination Date”).”

2.
Section 1(b). Section 1(b) of the Transition Agreement is hereby deleted and replaced in its entirety as follows:

“(b) Employment Termination at end of Transition Period. Effective as of the Employment Termination Date, Executive’s employment with the Company and all of its affiliates shall terminate, and, if the Employment Termination Date is September 30, 2024, Executive shall become a consultant of the Company effective October 1, 2024.”

3.
Section 3(a). The first sentence of Section 3(a) of the Transition Agreement is hereby deleted and replaced in its entirety as follows:

“Subject to the provisions for earlier termination hereinafter provided, and unless Executive’s service and this Agreement are previously terminated by the Company or by Executive, then for the period commencing as of October 1, 2024 (the “Consulting Commencement Date”) and ending on the earlier of February 28, 2026 and the actual date of Executive’s termination of service (such period, the “Consulting Period” and such earlier date, the “Final End Date”), Executive shall remain in service with the Company as a consultant and provide, remotely, the following agreed-upon consulting services with regard to the business and operations of the Company, its subsidiaries and its affiliates, as requested by the Company for up to eight hours per month: (i) consultation and participation with Company matters as reasonably requested by the Company; and (ii) consultation and assistance with respect to services performed during the course of Executive’s employment with the Company (collectively, the “Services”).”

4.
Section 3(b)(iii). Section 3(b)(iii) of the Transition Agreement is hereby deleted and replaced in its entirety as follows:

“(iii) COBRA Benefits. During the Consulting Period or, if earlier, until the date that Executive becomes eligible for healthcare coverage from another employer, subject to Executive’s valid election to continue healthcare coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder, the Company shall reimburse Executive and Executive’s dependents, with respect to each month during the Consulting Period, an amount equal to the monthly premiums for coverage under its group health plan at the same or reasonably equivalent levels in effect on the Employment Termination Date based on Executive’s elections in effect on the Employment Termination Date (the “COBRA Benefits”); provided, however, that if (i) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the Consulting Period to be, exempt from the application of Section 409A (as defined below) under Treasury Regulation Section 1.409A-1(a)(5), (ii) the Company is otherwise unable to continue to cover Executive or Executive’s dependents under its group health plans, or (iii) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each remaining COBRA reimbursement shall thereafter be paid to Executive in substantially equal monthly installments over the remaining portion of the Consulting Period (or applicable shorter period).”

5.
Section 5. Section 5 of the Transition Agreement is hereby deleted and replaced in its entirety as follows:

5. Restrictive Covenants.

(a) Reaffirmation of Restrictive Covenants. Executive acknowledges that Executive previously agreed to certain restrictive covenants (collectively, the “Restrictive Covenant Arrangements”), including relating to non-disparagement, cooperation, non-disclosure (confidentiality) and non-solicitation contained in Section 11 (“Restrictive Covenants”) of the Employment Agreement and any award agreement evidencing Company equity-based awards held by Executive as of the Effective Date, and Executive hereby acknowledges and agrees that such provisions shall remain in full force and effect in accordance with their terms and that Executive shall be bound by their terms and conditions.

(b) Non-Solicitation. During each of the Transition Period and Consulting Period and thereafter, Executive shall not, on behalf of Executive or any other individual, corporation, partnership, limited liability company, association, trust or any other entity or organization (including a government or political subdivision or an agency or instrumentality thereof), directly or by assisting others, use any trade secret of the Company to solicit, induce, or encourage any customer, client, vendor, or other party doing business with any member of the Company to terminate its relationship therewith or transfer its business from any member of the Company and Executive shall not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

6.
This First Amendment shall be and, as of the Amendment Effective Date, is hereby incorporated in and forms a part of, the Transition Agreement.

7.
Except as expressly provided herein, all terms and conditions of the Transition Agreement shall remain in full force and effect.

(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the date first written above.

FOUR CORNERS PROPERTY TRUST, INC. By: /s/William H. Lenehan Name: William H. Lenehan Title: Chief Executive Officer EXECUTIVE /s/ Gerald R. Morgan Gerald R. Morgan

[Signature Page to First Amendment to Transition Agreement]